Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES

FIRST QUARTER 2017 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES DECEMBER 31, 2016 FINANCIAL RESULTS

FIRST QUARTER 2017 DIVIDEND DECLARED

New York, NY —February 22, 2017— Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.38 per share, payable on March 31, 2017 to stockholders of record as of March 15, 2017.

DECEMBER 31, 2016 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2016.

HIGHLIGHTS

Financial

	Q4-16		Q4-15		FY-16		FY-15
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.42		$0.40		$1.61		$1.54
Net investment income	$138	$0.44	$148	$0.47	$494	$1.57	$508	$1.61
Net realized gains	$32	$0.10	$17	$0.05	$110	$0.35	$117	$0.37
Net unrealized losses	$(95)	$(0.30)	$(150)	$(0.47)	$(130)	$(0.41)	$(246)	$(0.78)
GAAP net income	$75	$0.24	$15	$0.05	$474	$1.51	$379	$1.20
Dividends declared and payable		$0.38		$0.38		$1.52		$1.57	(3)

	As of December 31,
(dollar amounts in millions, except per share data)	2016	2015
Portfolio investments at fair value	$8,820	$9,056
Total assets	$9,245	$9,507
Stockholders’ equity	$5,165	$5,173
Net assets per share	$16.45	$16.46

(1)                                 All per share amounts are basic and diluted.

(2)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the acquisition of American Capital, Ltd. (the “American Capital Acquisition”), realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)                                 Includes an additional dividend of $0.05 per share paid in the year ended December 31, 2015.

Portfolio Activity

(dollar amounts in millions)	Q4-16	Q4-15	FY-16	FY-15
Portfolio Activity During the Period:
Gross commitments	$1,164	$972	$3,703	$3,817
Exits of commitments	$1,102	$569	$3,844	$3,816

Portfolio as of the End of the Period:
Number of portfolio company investments			218	218
Weighted average yield of debt and other income producing securities(4):
At amortized cost			9.3%	10.1%
At fair value			9.4%	10.3%
Weighted average yield on total investments(5):
At amortized cost			8.3%	9.1%
At fair value			8.5%	9.2%

(4)                               Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(5)                               Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

FOURTH QUARTER 2016 OPERATING RESULTS

For the fourth quarter of 2016, Ares Capital reported GAAP net income of $75 million or $0.24 per share (basic and diluted), Core EPS(2) of $0.42 per share (basic and diluted), net investment income of $138 million, or $0.44 per share (basic and diluted), and net realized and unrealized losses of $63 million or $0.20 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2016, total assets were $9.2 billion, stockholders’ equity was $5.2 billion and net asset value per share was $16.45.

In the fourth quarter of 2016, Ares Capital made $1,164 million in new commitments, including commitments to 10 new portfolio companies, 12 existing portfolio companies and two additional portfolio companies through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients, to fund first lien senior secured loans. Of the new commitments, all were sponsored transactions.  As of December 31, 2016, 148 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1,164 million in new commitments made during the fourth quarter of 2016, 57% were in first lien senior secured loans, 33% were in second lien senior secured loans, 7% were in subordinated certificates of the SDLP and 3% were in other equity securities. Of these commitments, 97% were in floating rate debt securities, of which 93% contained interest rate floors and the remaining 7% were in the subordinated certificates of the SDLP to make co-investments with Varagon in floating rate first lien senior secured loans through the SDLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the fourth quarter of 2016, significant new commitments included:

•                  $320 million in first lien senior secured revolving, delayed draw and term loans, second lien senior secured delayed draw and term loans and equity of a software and payment services provider to faith-based institutions;

•                  $285 million in first lien senior secured revolving and term loans and a second lien senior secured term loan of a software and technology-enabled content and analytical solutions provider to insurance brokers;

•                  $109 million in second lien senior secured delayed draw and term loans and equity of a retail insurance broker;

•                  $82 million in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in first lien senior secured loans to four portfolio companies in a variety of industries;

•                  $82 million in first lien senior secured term loans of an operator of natural gas and oil fired power generation facilities; and

•                  $57 million in first lien senior secured revolving, delayed draw and term loans of a specialty distributor and solutions provider to the swine and poultry markets.

Also in the fourth quarter of 2016, Ares Capital exited approximately $1,102 million of investment commitments. Of the total investment commitments exited, 68% were first lien senior secured loans, 20% were second lien senior secured loans, 11% were senior subordinated debt and 1% were other equity securities. Of the approximately $1,102 million of exited investment commitments, 82% were floating rate and 18% were fixed rate.

The fair value of Ares Capital’s portfolio investments at December 31, 2016 was $8.8 billion, including $7.9 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 23% of first lien senior secured loans, 34% of second lien senior secured loans, 3% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients in first lien senior secured loans through the SDLP), 22% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation in first lien senior secured loans through the SSLP), 8% of senior subordinated debt securities, 3% of preferred equity securities and 7% of other equity securities. As of December 31, 2016, the weighted average yield of debt and other income producing securities in the portfolio at fair value and amortized cost was 9.4% and 9.3%, respectively, the weighted average yield on total investments in the portfolio at fair value and amortized cost was 8.5% and 8.3%, respectively, and 81% of the total investments at fair value were in floating rate securities.

“We finished 2016 with strong fourth quarter earnings in another very good year for Ares Capital where we increased our core earnings per share by 5% and GAAP earnings per share by 26%,” said Kipp deVeer, Ares Capital’s Chief Executive Officer.  “Our consistently strong investment performance also drove our seventh year in a row of net realized gains from our portfolio.  Looking forward, we believe we are well positioned for potential future earnings growth, including from possible increases in interest rates as well as from the financial and strategic benefits that we expect to realize over time from our recent acquisition of American Capital.”

PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of December 31, 2016 and 2015, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and 3.0, respectively, and loans on non-accrual status represented 2.9% and 2.6%, respectively, of total investments at amortized cost (or 0.8% and 1.7%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2016, Ares Capital had $223 million in cash and cash equivalents and $4.0 billion in total aggregate principal amount of debt outstanding ($3.9 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $1.4 billion available for additional borrowings under its existing credit facilities and Small Business Administration-guaranteed debentures as of December 31, 2016.

FOURTH QUARTER 2016 DIVIDEND

Ares Capital declared on November 2, 2016 a fourth quarter dividend of $0.38 per share for a total of approximately $119 million. The record date for this dividend was December 15, 2016 and the dividend was paid on December 30, 2016.

RECENT DEVELOPMENTS

On January 3, 2017, Ares Capital completed its acquisition (the “American Capital Acquisition”) of American Capital, Ltd. (“American Capital”) in a cash and stock transaction, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated May 23, 2016 (the “Merger Agreement”). Pursuant to the Merger Agreement,  American Capital shareholders received approximately $18.06 per share comprised of:  (i) $14.41 per share from Ares Capital consisting of approximately $6.48 per share of cash (including a make-up dividend in the amount of $0.07 per share) and 0.483 shares of Ares Capital’s common stock for each American Capital share at a value of $7.93 per American Capital share (based on the closing price per share of Ares Capital’s common stock on January 3, 2017),  (ii) $2.45 per share of cash from American Capital’s previously announced sale of American Capital Mortgage Management, LLC, a wholly owned portfolio company of American Capital,  which was completed on July 1, 2016 and (iii) approximately $1.20 per share of cash as transaction support provided by Ares Capital Management LLC, Ares Capital’s investment adviser, acting solely on its own behalf. As of January 3, 2017, the  transaction was valued at approximately $4.2 billion. In connection with the stock consideration, Ares Capital issued approximately 112 million shares of its common stock to American Capital’s then-existing stockholders (including outstanding in-the-money American Capital stock options), thereby resulting in Ares Capital’s then-existing stockholders owning approximately 73.7% of the combined company and then-existing American Capital stockholders owning approximately 26.3% of the combined company.

In January 2017, Ares Capital entered into an agreement to amend its revolving funding facility (as amended, the “Revolving Funding Facility”) that, among other things, (a) increased the commitments under the Revolving Funding Facility from $540 million to $1.0 billion, (b) extended the reinvestment period from May 14, 2017 to January 3, 2019, (c) extended the stated maturity date from May 14, 2019 to January 3, 2022, (d) modified the interest rate charged on the Revolving Funding Facility from a rate based on LIBOR plus applicable spreads ranging from 2.25% to 2.50% or on a “base rate” (as defined in the agreements governing the Revolving Funding Facility) over applicable spreads ranging from 1.25% to 1.50%, in each case, determined monthly based on the composition of the borrowing base relative to outstanding borrowings under the Revolving Funding Facility, to a rate based on LIBOR plus 2.30% per annum or a “base rate” plus 1.30% per annum, (e) added a commitment termination premium in an amount equal to 1.00% for any commitment reduction prior to January 3, 2018 and 0.50% for any commitment reduction prior to July 3, 2018, and (f) modified certain loan portfolio concentration limits.

In January 2017, Ares Capital entered into an agreement to amend and restate its senior secured revolving credit facility (as amended and restated, the “Revolving Credit Facility”) that, among other things, (a) added a term loan tranche in an amount equal to $382.5 million with stated maturity dates equal to the extended stated maturity dates applicable to the extending revolving lenders, (b) extended the expiration of the revolving period for certain lenders electing to extend their commitments in an amount equal to $1.6 billion from May 4, 2020 to January 4, 2021, during which period Ares Capital, subject to certain conditions, may make borrowings under the Revolving Credit Facility, (c) extended the stated maturity date for certain lenders electing to extend their revolving commitments in an amount equal to $1.6 billion from May 4, 2021 to January 4, 2022, (d) permitted certain lenders who previously elected not to extend their commitments in an amount equal to $45 million to remain subject to the revolving period and stated maturity in respect of their non-extending commitments applicable to such lenders in the existing revolver, and (e) permitted certain lenders electing not to extend their commitments in an amount equal to $75 million to remain subject to the revolving period and stated maturity in the Revolving Credit Facility prior to this amendment in respect of their non-extending commitments.The total size of the Revolving Credit Facility is $2.1 billion following the amendment and restatement thereof.  The Revolving Credit Facility includes an “accordion” feature that allows Ares Capital, under certain circumstances, to increase the size of the facility by an amount up to $1.0 billion.

In January 2017, Ares Capital issued $350 million aggregate principal amount of unsecured convertible notes that mature on February 1, 2022 (the “2022 Convertible Notes”), unless previously converted or repurchased in accordance with their terms. Ares Capital does not have the right to redeem the 2022 Convertible Notes prior to maturity. In February 2017, the initial purchasers of the 2022 Convertible Notes exercised their option to purchase an additional $38 million aggregate principal amount of the 2022 Convertible Notes bringing the total aggregate principal amount outstanding of the 2022 Convertible Notes to $388 million. The 2022 Convertible Notes bear interest at a rate of 3.75% per year, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2017. In certain circumstances, the 2022 Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of Ares Capital’s common stock, at its election, at an initial conversion rate of 51.5756 shares of common stock per one thousand dollar principal amount of the 2022 Convertible Notes, which was equivalent to an initial conversion price of approximately $19.39 per share of Ares Capital’s common stock, subject to customary anti-dilution adjustments. The initial conversion price was approximately 15% above the $16.86 per share closing price of Ares Capital’s common stock on January 23, 2017.

In February 2017, Ares Capital’s board of directors authorized an amendment to Ares Capital’s stock repurchase program (as amended, the “Stock Repurchase Program”) to (a) increase the total authorization under the program from $100 million to $300 million and (b) extend the expiration date of the program from February 28, 2017 to February 28, 2018.  Under the Stock Repurchase Program, Ares Capital may repurchase up to $300 million in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended.  The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

Excluding investment commitments acquired in the American Capital Acquisition, from January 1, 2017 through February 16, 2017, Ares Capital made new investment commitments of approximately $342 million, of which $324 million were funded. Of these new commitments, 55% were in first lien senior secured loans and 45% were in second lien senior secured loans. Of the approximately $342 million of new investment commitments, 99% were floating rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.8%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From January 1, 2017 through February 16, 2017, Ares Capital exited approximately $399 million of investment commitments, including $116 million of investment commitments acquired in the American Capital Acquisition. Of the total investment commitments, 40% were first lien senior secured loans, 26% were other equity securities, 20% were second lien senior secured loans and 14% were senior subordinated loans. Of the approximately $399 million of exited investment commitments, 59% were floating rate, 26% were non-interest bearing, 14% were fixed rate and 1% were on non-accrual status. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.9%. On the approximately $399 million of investment commitments exited from January 1, 2017 through February 16, 2017, Ares Capital recognized total net realized gains of approximately $3 million.

In addition, as of February 16, 2017, Ares Capital had an investment backlog and pipeline of approximately $420 million and $890 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment has been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or a signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, February 22, 2017 at 12:00 p.m. (ET) to discuss its quarter and year ended December 31, 2016 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 5483426 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through March 7, 2017 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10097976. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

(888) 818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions, except per share data)

	As of December 31,
	2016	2015
ASSETS
Total investments at fair value (amortized cost of $9,034 and $9,148 respectively)	$8,820	$9,056
Cash and cash equivalents	223	257
Interest receivable	112	138
Receivable for open trades	29	—
Other assets	61	56
Total assets	$9,245	$9,507
LIABILITIES
Debt	$3,874	$4,114
Base management fees payable	34	34
Income based fees payable	32	31
Capital gains incentive fees payable	38	42
Accounts payable and other liabilities	58	61
Interest and facility fees payable	44	51
Payable for open trades	—	1
Total liabilities	4,080	4,334
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500 common shares authorized; 314 and 314 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	5,292	5,318
Accumulated undistributed (overdistributed) net investment income	37	(1)
Accumulated net realized gains (losses) on investments, foreign currency transactions, extinguishment of debt and other assets	57	(53)
Net unrealized losses on investments, foreign currency and other transactions	(221)	(91)
Total stockholders’ equity	5,165	5,173
Total liabilities and stockholders’ equity	$9,245	$9,507
NET ASSETS PER SHARE	$16.45	$16.46

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$195	$210	$806	$817
Capital structuring service fees	36	22	99	95
Dividend income	22	20	75	74
Management and other fees	3	5	16	24
Other income	5	5	16	15
Total investment income	261	262	1,012	1,025

EXPENSES
Interest and credit facility fees	47	55	186	227
Base management fees	34	34	137	134
Income based fees	32	31	123	121
Capital gain incentive fees	(13)	(28)	(5)	(27)
Administrative fees	4	4	14	14
Professional fees and other costs related to the American Capital Acquisition	4	—	15	—
Other general and administrative	7	7	27	30
Total expenses	115	103	497	499
NET INVESTMENT INCOME BEFORE INCOME TAXES	146	159	515	526
Income tax expense, including excise tax	8	11	21	18
NET INVESTMENT INCOME	138	148	494	508
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	32	24	110	127
Net unrealized losses	(95)	(150)	(130)	(246)
Net realized and unrealized losses on investments, foreign currency and other transactions	(63)	(126)	(20)	(119)
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	(7)	—	(10)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$75	$15	$474	$379
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.24	$0.05	$1.51	$1.20
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	314	314	314	314

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2016 and 2015 are provided below.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.42	$0.40	$1.61	$1.54
Professional fees and other costs related to the American Capital Acquisition	(0.01)	—	(0.04)	—
Net realized and unrealized losses	(0.20)	(0.42)	(0.06)	(0.41)
Capital gains incentive fees attributable to net realized and unrealized gains and losses	0.04	0.09	0.01	0.08
Income tax expense related to realized gains and losses	(0.01)	(0.02)	(0.01)	(0.01)
Basic and diluted GAAP EPS	$0.24	$0.05	$1.51	$1.20

(1)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the American Capital Acquisition, realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.